Exhibit 10.2

AMENDMENT TO
PHANTOM STOCK AWARD AGREEMENT

The Phantom Stock Award Agreement, dated as of                , 2004, is hereby amended, effective as of August 19, 2006, by adding the following at the end of Section 5 of the Agreement:

“Notwithstanding anything else in this Agreement to the contrary, in the event that Phantom Stock units vest following the determination of the Corporation’s TSR as provided in Section 2(a), payments shall be made with respect to such vested Phantom Stock units at such times as would have occurred if the Grantee had remained employed during the entire term of the Agreement and if such accelerated vesting had not occurred; provided, however, that if following such accelerated vesting the Grantee incurs a “separation from service” (within the meaning of Code Section 409A) with the Corporation and its Subsidiaries, all remaining vested Phantom Stock units will be paid promptly following the separation from service, or, if the Grantee is identified as a “specified employee,” within the meaning of Code Section 409A, promptly following the expiration of 6 months following the separation from service (or, if earlier, following the date of the Grantee’s death).  It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A.  Accordingly, Grantee consents to such amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.”